Exhibit 99.1

Jammin Java Corp Authorized to Receive Full $2.5 Million in Financing

Los Angeles, CA, May 6, 2011/PRNewswire- / -- Jammin Java Corp (OTC Bulletin Board: JAMN), has requested and received  authorization to receive the  balance of the $2.5 Million financing from the Share Finance Agreement originally announced in December 2010.  To date, the company has drawn down three tranches of $40,000 for an aggregate of $120,000.  The investor has now authorized the immediate release of the balance of $2,380,000 to the company.  The shares from the financing will be restricted securities.

 “We are extremely excited about getting this financing,” says Rohan Marley, Chairman of Jammin Java Corp.  “After months of hard work from our small but capable team in building the company’s infrastructure, expanding our product line and generating sales from both online and offline retailers, our investors believe that we’re ready to take this company to the next level.  This financing will be used primarily for working capital, to increase the company’s human capital and to rapidly market and expand into new markets and generate long term value for our shareholders,” added Rohan Marley.

About Jammin Java Corp.

Jammin Java Corp. is a US-based company providing premium roasted coffee on a wholesale level to the service, hospitality, office coffee service and big box store industry. Jammin Java is a fully reporting company quoted on the OTCBB under the symbol JAMN. For more information, please visit the company's website at www.jamminjavacoffee.com or to purchase the coffee go to www.MarleyCoffee.com.

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on our future results. Accordingly, you should not place undue reliance on these forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the Company. The Company’s SEC filings are available at http://www.sec.gov.

Contact: Jammin Java Corp. info@jamminjavacoffee.com 8200 Wilshire Blvd. Suite 200 Beverly Hills, CA 90211 323-556-0746